UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Trimble Navigation Limited
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TRIMBLE NAVIGATION LIMITED

YOUR VOTE IS IMPORTANT!

VOTE “FOR” PROPOSAL 4 TO SUPPORT
OUR PROPOSAL TO REINCORPORATE FROM CALIFORNIA TO DELAWARE

Dear Fellow Shareholders:

Last month, we mailed you the proxy statement for the upcoming annual meeting of shareholders of Trimble Navigation Limited (the “Company”), to be held on Monday, May 2, 2016, at 5:30 p.m. local time, at 945 Stewart Drive, Sunnyvale, California 94085.

We understand that there may be questions regarding certain aspects of our proposal to change the state of incorporation of the Company from California to Delaware (the “Reincorporation”).  In particular, we want to address the fact that Institutional Shareholder Services and Glass Lewis have recommended that shareholders vote against the proposed Reincorporation, citing the fact that the Company has not elected to opt out of Section 203 of the Delaware General Corporations Law (the “DGCL”), a provision intended to provide protection to all shareholders in connection with take-over attempts by “interested stockholders” (i.e., a 15% shareholder).

Section 203 is a default provision of the DGCL that restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an “interested stockholder,” unless (1) before such stockholder becomes an “interested stockholder,” the Board of Directors approves the “business combination” or the transaction that resulted in the stockholder becoming an “interested stockholder,” (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the outstanding stock of the corporation at the time of the transaction (excluding stock owned by certain persons), or (3) at the time or after the stockholder became an “interested stockholder,” the Board of Directors and at least 66 2/3% of the disinterested outstanding voting stock of the corporation approves the transaction.

While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in the certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. After careful consideration, the Board of Directors unanimously elected not to opt out of Section 203 in connection with the proposed Reincorporation.  We wanted to take this opportunity to explain why the Board of Directors believes this decision is in the best interest of our shareholders, and urge you to vote “FOR” the proposed Reincorporation.

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Section 203 will encourage any potential acquiror to negotiate with the Board of Directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of the Company.

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Furthermore, the Board of Directors believes that while Section 203 will provide some measure of protection against an interested shareholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of shareholders.

•	Section 203 will also help to prevent a third party from acquiring “creeping control” of the Company without paying a fair premium to all shareholders.

We are in good company in coming to the conclusion that Section 203 affords important protections to shareholders. Of the S&P 500 companies incorporated in Delaware, we believe that fewer than 10% have opted out of the protections afforded by Section 203 of the DGCL.

We recognize that Section 203 does confer upon the Board of Directors the power to delay or temporarily prevent a proposed business combination in certain circumstances, even though a potential acquirer may be offering a premium for the Company’s shares over the market price, and could discourage certain potential acquirers unwilling to comply with its provisions. However, we do not believe that Section 203 would ultimately prevent a potential takeover that enjoys the support of shareholders, because it does not prevent a proxy contest.

While California law does not have a provision directly analogous to DGCL Section 203, under California law, a merger may not be consummated for cash if the purchaser owns more than 50% but less than 90% of the then-outstanding shares, unless either all of the shareholders consent (which is not practical for a public company), or the Commissioner of Corporations approves the merger. This rule, which is referred to as the “50/90” rule, may make it more difficult for an acquirer to make an all cash acquisition that is opposed by the Company’s Board of Directors. California law also requires that a written opinion be obtained as to the fairness of the price being paid in connection with mergers or corporate acquisition transactions with interested shareholders (defined for this purpose as a transacting party which directly or indirectly controls the corporation, which is or is directly or indirectly controlled by an officer or director of the corporation, or in which the corporation or any of its directors or executive officers holds a material financial interest) or their affiliates.

In conclusion, as highlighted by the many companies that have reincorporated from California to Delaware, the Board of Directors feels strongly that the proposed Reincorporation will provide a number of benefits to the Company and its stockholders. These include a well-established and predictable body of corporate law that will enhance the ability of our management to make legal and business decisions, as well as specialized courts, and an enhanced ability to attract and retain qualified directors and officers. As a result, we urge you to vote “FOR” the proposed Reincorporation.

The proposed Reincorporation is further described beginning on page 15 of the proxy statement. Shareholders are urged to read the proxy statement and relevant exhibits carefully for detailed information regarding the proposed Reincorporation.

Sunnyvale, California April 15, 2016	For the Board of Directors, Ulf J. Johansson Chairman of the Board